UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2015 (July 21, 2015)

 CIT GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31369	65-1051192
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

11 W. 42nd Street
New York, New York 10036

(Address of registrant’s principal executive office)

Registrant's telephone number, including area code: (212) 461-5200

Not Applicable

_________________________________________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4I under the Exchange Act (17 CFR 240.13e-4I)

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On July 21, 2015, CIT Group Inc. (“CIT”) entered into Amendment No. 1 (the “Amendment”) to the Agreement and Plan of Merger, dated July 21, 2014 (the “Merger Agreement”) by and among CIT, IMB Holdco LLC (“IMB”), Carbon Merger Sub LLC, a wholly owned subsidiary of CIT (“Merger Sub”) and JCF III Holdco I L.P., in its capacity as the holders’ representative (as amended by the Amendment, the “Amended Merger Agreement”), pursuant to which CIT will acquire IMB and its wholly owned subsidiary, OneWest Bank, N.A. (“OneWest”) (the “Acquisition”).

The Amendment extends the date after which either party may elect to terminate the Merger Agreement if the Acquisition has not yet been completed from July 22, 2015 to October 1, 2015. The Amendment provides that the Acquisition will close on August 3, 2015, subject to satisfaction of closing conditions.

The parties also agreed in the Amendment to the final calculation of the aggregate merger consideration, as calculated pursuant to the terms of the Merger Agreement. The net merger consideration payable by CIT based on this amount (which is the gross merger consideration reduced by (x) the tax-effected amount of certain transaction expenses of OneWest and (y) $10.8 million for certain retention awards made to OneWest employees) is currently estimated to be approximately $3.364 billion, subject to adjustment for the tax-effected amount of certain additional transaction expenses incurred by OneWest prior to Closing, if any. The estimated net merger consideration consists of approximately $1.867 billion in cash and approximately 30.9 million shares of CIT common stock as well as approximately 168,000 restricted stock units of CIT, $116 million in cash retained by CIT as a holdback for certain potential liabilities relating to IMB, and $2 million in cash for expenses of the holders’ representative.

The summary of the Amendment in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is included as Exhibit 2.1 hereto and incorporated herein by reference. The Merger Agreement was previously filed as Exhibit 2.1 to Form 8-K filed by CIT on July 25, 2014. Except as expressly provided in the Amendment, the Merger Agreement remains in full force and effect as originally executed on July 21, 2014.

Section 5 – Corporate Governance and Management

Item  5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Directors and Officers

On July 21, 2015, contingent on and effective upon completion of the Acquisition , CIT increased the size of its board of directors from 13 to 15 and appointed Steven Mnuchin, age 52, and Alan Frank, age 63, as members of the board of directors, and Mr. Frank as a member of the Audit Committee of CIT. Mr. Mnuchin served as Chairman and Chief Executive Officer and as a member of the Board of Directors of IMB and as Chairman and a member of the Board of OneWest since March 2009. Mr. Mnuchin currently serves on the Board of Sears Holdings Corp. Mr. Frank served as a Director of OneWest since February 2014 and is a former partner with Deloitte & Touche LLP (“Deloitte & Touche”).

On July 21, 2015, contingent on and effective upon completion of the Acquisition, CIT (i) appointed Steven Mnuchin as Vice Chairman of CIT and Chairman of CIT Bank, N.A. (which are each executive positions and not board positions), (ii) appointed Joseph Otting, age 57, as Co-President of CIT and Chief Executive Officer and President of CIT Bank, N.A., and (iii) changed the title of Nelson Chai to Co-President of CIT and Vice Chairman of CIT Bank, N.A. Mr. Otting served as President and Chief Executive Officer of OneWest since October 2010 and previously served as Vice Chairman of U.S. Bancorp since 2005. Mr. Chai served as President of CIT since August 2011 and as both President of North American Commercial Finance and Chairman and Chief Executive Officer of CIT Bank since January 2014.

Determination of Director Independence

In electing Mr. Mnuchin and Mr. Frank as Directors contingent and effective upon completion of the Acquisition, the Board considered whether each director met the independence criteria established by the NYSE, taking into consideration all relevant facts and circumstances with respect to the director and any persons or organizations with which the director has an affiliation, including immediate family members. Based on that evaluation, the Board has determined that Mr. Frank would be independent under the criteria established by the NYSE and meets the standards for independence established for members of the Audit Committee. The board further determined that Mr. Mnuchin, when he becomes an officer of CIT, would not be independent under the NYSE criteria. In making these determinations, the Board considered the transactions described below under the heading “Related Party Transactions.”

Retention Letter Agreements

Pursuant to their respective retention letter agreements, each dated July 21, 2014, upon becoming officers of CIT, Messrs. Mnuchin and Otting are each eligible for a total target annual compensation opportunity of $4,500,000. The total target annual compensation opportunity, which currently consists of annual base salary, target short-term incentive opportunity and target long-term incentive opportunity, will be allocated in the manner determined by CIT’s compensation committee, provided that, Messrs. Mnuchin’s and Otting’s annual base salary will be at least $750,000. In addition, contingent on and effective upon completion of the Acquisition, Mr. Otting will receive an initial CIT restricted stock unit award with a grant date fair market value of $7.5 million, which will vest ratably on December 31, 2015, 2016, and 2017, subject to Mr. Otting’s continued employment, and a retention CIT restricted stock unit award with a grant date fair market value of $5 million, which will vest in full on the third anniversary of grant, subject to Mr. Otting’s continued employment.

If the employment of Messrs. Mnuchin or Otting is terminated without cause or for good reason prior to the third anniversary of the closing of the Merger, subject to the execution of a release of claims, they will be entitled to a lump sum severance payment approximately equal to their remaining total target annual compensation opportunity for the three-year period from the date of the Acquisition, or such greater amount as would be payable to senior executives under CIT’s Employee Severance Plan. In addition, upon such a termination of employment, Mr. Otting’s initial CIT restricted stock unit award and retention CIT restricted stock unit award would vest in full.

The foregoing summary of the retention letter agreements with Messrs. Mnuchin and Otting does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Retention Letter Agreement, dated July 21, 2014, between CIT Group Inc. and Steven Mnuchin, which was filed as Exhibit 10.2 to the Form 8-K filed July 25, 2014, and the Retention Letter Agreement, dated July 21, 2014, between CIT Group Inc. and Joseph Otting and Attached Restricted Stock Unit Award Agreements, which is filed as Exhibit 10.2 to this Form 8-K.

Mr. Mnuchin and Mr. Otting also entered into restrictive covenant agreements on July 21, 2014 in their capacity as selling stockholders which contain customary non-compete and non-solicitation provisions with respect to the 3-year period following the closing of the Merger.

On July 21, 2014, CIT entered into a retention letter agreement with Nelson Chai that will become effective upon completion of the Acquisition. Pursuant to the retention letter agreement, contingent on and effective upon completion of the Acquisition, Mr. Chai will receive a retention CIT restricted stock unit award with a grant date fair market value of $5 million, which vests in full on the third anniversary of grant subject to Mr. Chai’s continued employment. If Mr. Chai’s employment is terminated without cause or for good reason prior to the third anniversary of the closing of the Merger, his retention CIT restricted stock unit award would vest in full.

The foregoing summary of the retention letter agreement with Mr. Chai does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Retention Letter Agreement, dated July 21, 2014, between CIT Group Inc. and Nelson Chai and Attached Restricted Stock Unit Award Agreement, which was filed as Exhibit 10.4 to the Form 8-K filed July 25, 2015.

Related Party Transactions

Mr. Frank is a former audit partner with Deloitte & Touche, through December 31, 2013. CIT has had and continues to have various business dealings with Deloitte & Touche. CIT leases technology and office equipment to a Canadian affiliate of Deloitte & Touche, pursuant to equipment leases that were entered into in the ordinary course of business, that were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable leases with persons not related to CIT, and that did not involve more than the normal risk of collectability or present other unfavorable features. In addition, an affiliate of Deloitte & Touche provides advisory and consulting services to CIT, including with respect to the integration of CIT and IMB and the implementation and upgrading of certain information technology systems, and CIT entered into such contracts on an arms-length basis in the ordinary course of business. The Nominating and Governance Committee also considered that Mr. Frank is no longer a partner with Deloitte & Touche, that One West was not affiliated with CIT at the time such contracts were entered into by CIT, and that Mr. Frank was not involved in any of the bidding, pricing, approval, or negotiations of such contracts. At its July 20, 2015 meeting, the Nominating and Governance Committee determined that Mr. Frank’s independence would not be compromised by the transactions between CIT and Deloitte & Touche and that no restrictions on Mr. Frank’s participation in CIT Board decisions would be required.

In addition to serving as Chairman and CEO of IMB and Chairman of OneWest, Mr. Mnuchin is also Chairman, CEO, and principal owner of Dune Capital Management LP, a privately owned investment firm (“Dune Capital Management”). Mr. Mnuchin is also a member of the Board of Directors of Sears Holdings Corp. (“Sears Holdings”). Sears Holdings is an obligor to CIT on approximately $149 million of loans, factored receivables and leases as of June 30, 2015.

Through Dune Capital Management, Mr. Mnuchin owns or controls interests in several entities that have made various investments in the media and entertainment industry, including a film investment business (the “Film Investment Business”) and a media production and distribution company (the “Media Company”). CIT is a lender and participant in a $300 million credit facility provided to the Film Investment Business, which is led by Bank of America. CIT has a $17.5 million commitment in the facility. Mr. Mnuchin owns 17% of the Film Investment Business. In addition, OneWest is a lender and participant in revolving credit facilities and term loans to six affiliates of the Media Company with an aggregate commitment of approximately $284 million, excluding subordinated facilities in which OneWest did not participate, and a principal balance outstanding of approximately $118 million at June 30, 2015. OneWest had an aggregate commitment of approximately $86 million and a principal balance outstanding of approximately $41 million in the revolving credit facilities and term loans to the six affiliates of the Media Company at June 30, 2015. Two of the credit facilities with an aggregate commitment of approximately $26 million (including a OneWest commitment of approximately $16.5 million) were repaid in 2015. Mr. Mnuchin, through entities he owns or controls, holds profits interests and preferred interests in the Media Company, which in the aggregate currently are convertible into approximately 2.84% of the common interests. Mr. Mnuchin was previously Co-Chairman of the Board of Managers of the Media Company, but resigned from that position in 2015. Additionally, he terminated his right to cause the appointment of a member of the Board of Managers of the Media Company, including to cause his own appointment as a member, at any time when he owns or controls voting rights with respect to 10% of any series of the Media Company’s equity interests and OneWest is a lender to the Media Company or its subsidiaries or affiliates.

IMB entered into an Office License Agreement, dated March 19, 2009, as amended January 27, 2014, between Dune Capital Management and IMB, for the use and occupancy of a portion of the office space leased by Dune Capital Management in New York City. IMB paid approximately $358 thousand in 2014 to Dune Capital Management, and currently pays approximately $33 thousand per month.

At its July 20, 2015 meeting, the Nominating and Governance Committee determined that Mr. Mnuchin would not be independent, due to his positions with IMB and OneWest and his pending appointments with CIT. The Committee also determined that Mr. Mnuchin should recuse himself from any CIT Board or CIT management decisions that could reasonably have an impact on Sears Holdings, the Film Investment Business, or the Media Company. Further, the Committee determined that any proposed transactions in the future between CIT and any parties or entities related to or affiliated with Mr. Mnuchin, directly or indirectly, should be approved in advance by the Committee.

Section 8 – Other Events

Item 8.01. Other Events.

Regulatory Approvals

On July 21, 2015, the Board of Governors of the Federal Reserve System announced that it had issued an Order, effective on July 19, 2015, approving the Acquisition. Pursuant to the Order, the Merger cannot be consummated before the fifteenth calendar day after the effective date of the Order, or more than three months thereafter. On July 21, 2015, the Office of the Comptroller of Currency, Department of the Treasury, and the Utah Department of Financial Institutions each approved the Acquisition.

Press Release

On July 21, 2015, CIT issued a press release announcing the receipt of these regulatory approvals and entry into the Amendment. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Dividend

On July 21, 2015, CIT issued a press release announcing that the Board declared a quarterly cash dividend in the amount of $0.15 per common share, payable on August 28, 2015 to shareholders of record on August 14, 2015. The press release is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01. Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

2.1	Amendment No. 1, dated as of July 21, 2015, to the Agreement and Plan of Merger, by and among CIT Group Inc., IMB Holdco LLC, Carbon Merger Sub LLC, JCF III HoldCo I L.P., dated as of July 21, 2014.
10.1	Retention Letter Agreement, dated July 21, 2014, between CIT Group Inc. and Steven Mnuchin (incorporated by reference to Exhibit 10.2 of Form 8-K filed July 25, 2014).
10.2	Retention Letter Agreement, dated July 21, 2014, between CIT Group Inc. and Joseph Otting and Attached Restricted Stock Unit Award Agreements.
10.3	Retention Letter Agreement, dated July 21, 2014, between CIT Group Inc. and Nelson Chai and Attached Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.4 of Form 8-K filed July 25, 2014).
99.1	Press Release of CIT Group Inc., dated July 21, 2015, announcing regulatory approval of the Acquisition.
99.2	Press Release of CIT Group Inc., dated July 21, 2015, announcing its quarterly dividend.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this Current Report on Form 8-K, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. The forward looking statements contained herein include certain plans, activities or events which CIT expects will or may occur in the future and relate to, among other things, the acquisition of IMB and OneWest, including the benefits, results, effects, timing and certainty of this transaction. Risks and uncertainties relating to the pending acquisition of IMB and OneWest and other important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that, (i) conditions to the closing of the acquisition are not satisfied on a timely basis or at all, (ii) modifications to the terms of the transaction are required in order to satisfy such conditions, (iii) the transaction is terminated, (iv) there are difficulties and delays in integrating IMB and OneWest with CIT or fully realizing projected cost savings and other projected benefits of the transaction, (v) business disruption during the pendency of or following the transaction, including diversion of management time, reputation risk, and the reaction of customers and counterparties to the transaction, (vi) changes in asset quality and risk as a result of the transaction, (vii) CIT is unsuccessful in implementing its strategy and business plan, (viii) CIT is unable to react to and address key business and regulatory issues, and (ix) changes in general economic conditions, including changes in interest rates and capital markets. We describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on the forward-looking statements contained in this Current Report on Form 8-K. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIT GROUP INC.
(Registrant)

By: /s/ Scott T. Parker
Scott T. Parker
Executive Vice President &
Chief Financial Officer

Dated: July 27, 2015